Exhibit 95

MINE SAFETY DISCLOSURES

The company owns and operates a surface mine near Starke, Florida. The following table provides information about citations, orders and notices issued from the Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977 (Mine Act) for the quarter ended March 31, 2016.

Mine (MSHA Identification Number)	Section 104 S&S1 Citations (#)	Section104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#) [2]	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Starke, FL (0800225)	2	—	—	—	—	$—	—	No	No	—	—	—

1 S&S refers to significant and substantial violations of mandatory health or safety standards under section 104 of the Mine Act.
2 Subsequent to March 31, 2016, a fatal accident investigation was initiated for an incident that occurred on April 11, 2016.